Exhibit (r) (2)
EXHIBIT I
CODE OF ETHICS AND CONDUCT
As an investment adviser, Hall Capital Partners LLC (the “Firm”) is a fiduciary. It owes its clients the highest duty of loyalty and relies on each employee to avoid conduct that is or may be inconsistent with that duty. It is also important for employees to avoid actions that, while they may not actually involve a conflict of interest or an abuse of a client’s trust, may have the appearance of impropriety. This Code of Ethics and Conduct (the “Code”) is intended to set forth those policies and procedures and to state the Firm’s broader policies regarding its duty of loyalty to clients. The Firm is required to provide each of its Personnel a copy of this Code.
A. Statement of Ethical Principles and Standards of Business Conduct.
The Firm holds it employees to a high standard of integrity and business practices. In serving its clients, the Firm strives to avoid conflicts of interest or the appearance of conflicts of interest in connection with the personal trading activities of its employees and client investment recommendations.
While affirming its confidence in the integrity and good faith of all of its employees and partners, the Firm recognizes that the knowledge of present or future investment recommendations or the power to influence investment recommendations, if made by such individuals, could place them in a position where their personal interests might conflict with the interests of clients, if they were to make investments in securities eligible for investment by Client Accounts.
In view of the foregoing and of the provisions of Rule 204A-1 under the Advisers Act, the Firm has determined to adopt this Code to specify and prohibit certain types of transactions deemed to create conflicts of interest (or at least the potential for or the appearance of such a conflict) and to establish reporting requirements and enforcement procedures. By acknowledging receipt of this Code, each of Firm’s Personnel1 will be agreeing to comply with all applicable federal securities laws.
When Access Persons covered by the terms of this Code engage in personal securities transactions, they must adhere to the following general principles as well as to the Code’s specific provisions:
1. At all times, the interests of clients must be paramount;
2. Personal transactions must be conducted consistent with this Code in a manner that avoids any actual or potential conflict of interest; and
3. No inappropriate advantage should be taken of any position of trust and responsibility.

[1]	The term “Personnel” and all other defined terms used in the Code are set forth in the Introduction of the Firm’s Compliance Manual of which the Code is a part. Such defined terms are repeated for easy reference in the Attachment to the Code.

B. Personal Trading Accounts and Reports.
1. Not later than 10 days after a person becomes an Access Person or Director, he or she must identify to the CCO all of his or her brokerage and commodities trading accounts that are Proprietary Accounts and provide to the Firm an Initial Holdings Report disclosing the title, number of shares and principal amount of each Security in each Proprietary Account as of the date of the start of his or her employment. The form of the Initial Holdings Report is attached as Exhibit III.
2. Thereafter, each Access Person must advise the CCO before opening any new Proprietary Account.
3. Each Access Person and each Director must arrange for copies of all trade confirmations and/or brokerage statements relating to each of his or her Proprietary Accounts to be sent promptly and directly by the brokerage firm or other financial institution where the Proprietary Account is maintained to the Firm, to the attention of the CCO (Exhibit VI).
4. Each Access Person and each Director must promptly report to the CCO any private Securities transactions that are not carried out through brokerage accounts.
5. For each Securities trade by an Access Person or Director for which a confirmation or an adequate record or an account statement is not available, that person is responsible for promptly providing the CCO with a written statement of the date, Security, nature of the transaction, price, parties and brokers involved in such trade.
6. Annually, each Personnel member must certify to the Firm that he or she has complied with all of the Firm’s policies and procedures during the year. In addition, each Access Person and each Director who is not an Outside Director must give the Firm a report disclosing all Securities in which he or she and his or her Family Members have any Beneficial Ownership and the names of all brokers, dealers or banks where such Securities are held. The form to use for this purpose is Exhibit IV.
7. Each Access Person or Director also shall immediately report any violation of this Code of which he or she becomes aware to the CCO.
C. Personal Trading Approvals.
1.	No trades in Securities issued by Gap, Inc. may be effected for Proprietary Accounts of Access Persons without the prior approval of Kathryn A. Hall.

2.	No trades in Securities on the Restricted Stock List may be effected for Proprietary Accounts of Access Persons without the prior approval of Kathryn A. Hall or John W. Buoymaster.

3.	No trades of any other Securities may be effected for Proprietary Accounts of Access Persons without the prior approval of the CCO.

4.	Any trade may be cancelled at the end of the day by the CCO, Kathryn A. Hall or John W. Buoymaster or allocated to a Client Account if the CCO, Kathryn A. Hall or John W. Buoymaster determines that action is required.

5.	The CCO must obtain the prior written approval of Kathryn A. Hall or John W. Buoymaster before effecting any trade in the CCO’s Proprietary Accounts.

6.	A Personal Securities Trading Request Form (attached as Exhibit V) should be used for obtaining any transaction approval required by this section C. The CCO or the CCO’s Substitute will notify the Personnel member promptly of approval or denial of clearance to trade by indicating such action on the Personal Securities Trading Request Form and returning it to the Personnel member. Notification of approval or denial to trade may be given orally, but will be confirmed in writing within 24 hours after the oral notification.

7.	No Access Person or Family Member of that Access Person may sell any Securities of an issuer within thirty days after that Access Person or Family Member has purchased any Securities of that issuer. No Access Person or Family Member of that Access Person may purchase Securities of an issuer within thirty days after that Access Person or Family Member has sold Securities of that issuer.

8.	When an Access Person recommends that a Security be bought or sold for a Client Account, the Access Person must disclose to the CCO if a position in that Security is then held in any of the Access Person’s Proprietary Accounts. The CCO may restrict the Access Person from buying or selling the Security for any Proprietary Account until a specified period of time after the orders for Client Accounts have been filled or there is no longer a buying or selling program in progress.
D. Review of Personal Trading Information.
All confirmations, statements and other information will be reviewed to monitor compliance with this Manual. The Firm reserves the right to require any Personnel member to reverse, cancel or freeze, at that Personnel member’s expense, any transaction or position in a specific Security if the Firm believes such transaction or position might violate this Manual or appears improper. Except as required to enforce this Manual or to participate in any investigation concerning violations of applicable law, the Firm will keep all such information confidential.
E. Restricted Security List.
Certain transactions in which the Firm engages or other circumstances may require, for either business or legal reasons, that Client Accounts and/or Proprietary Accounts of Access Persons do not trade in certain Securities for specified periods. A Security will be designated as “restricted” if the Firm is involved in a transaction that places limits on the aggregate position held by Client Accounts or Proprietary Accounts of Access Persons in that Security, or if the Firm deems that trading in a Security should be restricted for any other reason. Such Securities will appear on the Restricted Security List. Except as specifically agreed to by the Firm, the Restricted Security List is confidential and no information about the Restricted Security List may be disclosed to anyone outside of the Firm. In addition, no information about the Restricted Security List may be disclosed to Personnel who do not require that information for the performance of their Firm duties.
Access Persons may not engage in any trading activity for their Proprietary Accounts with respect to a Security while it is on the Restricted Security List, except with the prior written approval of Kathryn A. Hall or John W. Buoymaster.
F. Private Placements and Initial Public Offerings.
Neither an Access Person nor any of his or her Family Members may acquire Beneficial Ownership of any Security in a private placement or initial public offering without the prior approval of the CCO. A Personal Securities Trading Request Form (attached as Exhibit V), should be used for this purpose. The CCO will promptly notify the Access Person of approval or denial of approval by indicating such action on the Personal Securities Trading Request Form and returning it to the Access Person. Notification of approval or denial may be given orally, but it will be confirmed in writing within 24 hours after the oral notification.
G. Outside Directors and Outside Members.
Outside Directors, Outside Members and Advisory Board Members are not required to disclose to the Firm any brokerage or commodity accounts that would be Proprietary Accounts, report to the Firm any transactions in Securities in which they or their Family Members have Beneficial Ownership or obtain any approvals before they or any of their Family Members effect Securities transactions. Outside Directors, Outside Members and Advisory Board Members are excluded from those requirements because they do not make any recommendations to Client Accounts, participate in any determination of which recommendations will be made to Client Accounts or have access to any information about those recommendations before they are made. Outside Directors, Outside Members and Advisory Board Members still are subject to the provisions of Part I of this Manual, which among other things, prohibit them from trading Securities if they possess material, nonpublic information regarding those Securities or the issuer of those Securities. Outside Directors, Outside Members and Advisory Board Members must not seek, and Access Persons may not disclose to any Outside Director, Outside Member or Advisory Board Member, any information about recommendations that the Firm is considering or plans to make for Client Accounts before those recommendations are made. If an Outside Director, Outside Member or Advisory Board Member becomes aware of any such information, he or she should notify the CCO immediately and not use that information or disclose it to any other person.
Notwithstanding the provisions of this Exhibit I.G., if the Firm determines that it needs additional information about an Outside Director’s, Outside Member’s or Advisory Board Member’s investment activity or proposed investment activity to ascertain compliance with this Manual or applicable laws, that Outside Director’s, Outside Member or Advisory Board Member promptly will supply the information requested or will have his or her broker supply that information.

H. Client Priority.
Access Persons must give first priority to all purchases and sales of Securities for Client Accounts before executing transactions for their Proprietary Accounts, and must conduct their personal trading so as not to conflict with the interests of a client. Although it is not possible to list all potential conflicts of interest, each of the following acts is always prohibited:
• knowingly purchasing Securities for Proprietary Accounts, directly or indirectly, without making a good faith determination whether such Securities are appropriate for investment by Client Accounts and, if such Securities are appropriate, without equitably allocating the investment to the Client Accounts first, on the basis of such considerations as available capital and current positions, and then to Proprietary Accounts;
• knowingly purchasing or selling Securities for Proprietary Accounts, directly or indirectly, in a way that adversely affects transactions in Client Accounts;
• using knowledge of Securities transactions by a client to profit personally, directly or indirectly, by the market effect of such transactions; and
• giving to any person information not generally available to the public about contemplated, proposed or current purchases or sales of Securities by or for a Client Account, except to the extent necessary to effectuate such transactions or with the approval of the CCO.
In addition, Access Persons must effect Securities transactions so that Client Accounts always receive the best price, in relation to Access Person Proprietary Accounts, in transactions on the same day.
I. Front Running.
Without the prior written approval of the CCO, no Access Person may execute a transaction in a Security for a Proprietary Account if the Access Person is aware or should be aware that an order for a Client Account for the same Security, same way (i.e., purchase or sale), remains unexecuted or the Firm is considering same-way trades in the Security for Client Accounts. Transactions in options, derivatives or convertible instruments for a Proprietary Account that are related to a transaction in an underlying Security for a Client Account (“inter-market front running”) are subject to the same restrictions.
J. Principal Transactions.
Neither the Firm nor its Personnel may engage in principal transactions between a Proprietary Account and a Client Account without first obtaining the prior written approval of the CCO and the written consent of the client.

K. Manipulative Practices.
Section 9(a)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”), makes it unlawful for any person, acting alone or with others, to effect a series of transactions in any Security registered on a national Securities exchange creating actual or apparent active trading in such Security or raising or depressing the price of the Security, for the purpose of inducing the purchase or sale of such Security by others. Rule 10b-5 under the Exchange Act has been interpreted to proscribe the same type of trading practices in OTC Securities.
These prohibitions against manipulative trading practices mean that no Personnel should, alone or with others, for either a Client Account or a Proprietary Account:
• engage in trading or apparent trading activity in a Security for the purpose of inducing the purchase or sale of such Security by others; or
• engage in trading or apparent trading activity for the purpose of causing the price of a Security to move up or down, and then take advantage of such price movement by buying or selling the Security at the resulting “artificial” price.
Buy or sell programs may cause Security prices to rise or fall, and price changes resulting from supply and demand factors are not prohibited. Section 9(a)(2) prohibits activity, however, that has the purpose of affecting the price of a Security “artificially” (i.e., without an economic basis) through trading or apparent trading, not activity that has the incidental result of changing the supply or demand or the intrinsic value of a Security.
L. Outside Activities.
Before accepting appointment as an officer or director of or employment in a business or otherwise engaging in for profit outside activities, an Access Person must obtain prior approval from the CCO and, as appropriate, from Kathryn A. Hall. The CCO may require full details about the outside activity, including the number of hours worked and compensation to be received. Teaching assignments, publications or articles, or radio or television appearances, must be approved in advance by the CCO and, as appropriate, by Kathryn A. Hall.
     Conflicts of Interest
It is a violation of a Personnel member’s duty of loyalty to the Firm for that person, without the prior written consent of the CCO and, as appropriate, Kathryn A. Hall:
• rebate, directly or indirectly, to any person or entity any part of the compensation received from the Firm; or
• accept, directly or indirectly, from any person or entity, other than the Firm, compensation of any nature as a bonus, commission, fee, gratuity or other consideration in connection with any transaction on behalf of the Firm or a Client Account.

M. Confidentiality and Privacy of Customer Personal Information.
Any information that a Personnel member has relating to advice furnished by the Firm to Client Accounts, its recommendations and analyses to Client Accounts and other proprietary data or information about Client Accounts is strictly confidential and may not be revealed to third parties. Such information is the property of the Firm. Disclosing such information to any third party, without the permission of the CCO, is grounds for immediate dismissal for Access Persons.
It is the Firm’s policy to protect, through administrative, technical and physical safeguards, the security and confidentiality of financial records and other nonpublic personal information concerning Client Accounts (including investors in Client Accounts, if applicable) and persons that have applied to open Client Accounts (or such investors). Personnel may not disclose to anyone the identity, affairs or investments or other personal information of any Client Accounts or potential Client Accounts to anyone outside of the Firm, except as may have been authorized by the holder of the Client Account or as may be required in servicing the Client Account (such as disclosure to a brokerage firm at which such Client Account is held) or for the business of the Firm (such as disclosure to the Firm’s auditors and lawyers of the Firm). Personnel should direct to the CCO any questions about whether information is confidential or any disclosure is permitted.
To protect the confidentiality of the Firm’s proprietary information and the confidentiality of the records of Client Accounts and potential Client Accounts, Personnel should take the following additional security precautions:
• The Firm recognizes that in order to efficiently service the Client Accounts it may be necessary for Personnel to have ready access to documents containing confidential information (or copies of such documents) outside of the Firm’s offices. In these circumstances, any such documents or copies should be kept inaccessible and out of view of persons not authorized to have access to such documents and should be promptly returned to the Firm’s offices. Photocopies of confidential information should only be made as required. When no longer needed by the Firm, all copies and originals of documents containing confidential information should be returned to the client or disposed of in a way that keeps the information confidential, such as shredding. When not in use, all documents containing confidential information should be removed from areas, such as conference rooms, where such documents can be viewed by persons who are not authorized to have access to the confidential information contained in such documents.
• All computer drives containing confidential information should only be accessible by the use of passwords issued by the Firm, and all authorized users of such computer drives should log off when leaving a terminal through which they are authorized to access any such computer drive.

• Physical access to any non-electronic confidential information should be limited by either locking or monitoring access to the offices and storage areas where such information is located.
     At times, the Firm may enter into one or more agreements with third parties, pursuant to which the Firm may provide access to confidential information to those third parties. If this occurs, the Firm will protect the privacy of confidential information and include in the relevant agreements provisions protecting confidential information to the extent required by law. Personnel should direct any questions about these agreements or the disclosure of information pursuant to them to the CCO.
N. Involvement in Litigation.
A Personnel member should advise the CCO immediately if he or she becomes involved in or threatened with litigation relating to Securities or financial matters or an administrative investigation or proceeding of any kind, is served with a subpoena, becomes subject to any judgment, order or arrest, or is contacted by any regulatory authority or the press. Personnel should refer all inquiries from all regulatory authorities or the press to the CCO.
O. Favoritism and Gifts.
The guiding principle is that conflicts of interest or the appearance of such conflicts should be avoided, where the personal interests of employees interfere or could interfere with their responsibilities to the Firm and its clients.
Accordingly, an Access Person may not accept gifts, favors, preferential treatment, entertainment, or valuable consideration of any kind of more than a reasonable value offered from broker-dealers or other companies or persons involved in the securities or financial services industries or any other entity that does business with or on behalf of the firm.
Conversely, an Access Person may not offer or give inappropriate gifts, favors, preferential treatment, entertainment, or valuable consideration of any kind of more than a reasonable value to any such entities or persons. In this connection, reasonable judgment under the circumstances has to be used, for instance, considering the relationship and the status of the potential recipient and specifically whether the potential recipient can reasonably be expected to be subject to restrictions (such as pension funds with respect to restrictions by the Department of Labor). In doubt, the CCO should be consulted.
Subject to such restrictions, if applicable, an Access Person may provide or accept a business entertainment event such as dinner or a sporting event of reasonable value. In no event, an Access Person accept or give cash or cash equivalents from any person or entity, which does or seeks to do business with the Firm.
Limited exceptions to this policy may be made with the approval of the CCO or Kathryn A. Hall.

P. Certifications and Acknowledgments.
Each Personnel member must sign a Certificate of Receipt of this Manual, in the form attached as Exhibit II. This Certificate acknowledges that the Personnel member has received and understands the Firm’s policies and procedures and includes the Personnel member’s agreement to comply with them.
Q. Registration, Licensing and Testing Requirements.
Each Access Person should check with the CCO to ensure that he or she has complied with any applicable registration, licensing and testing requirements required as a result of his or her duties and position. These requirements may arise under the Advisers Act, the Commodity Exchange Act, the Investment Company Act of 1940, the Securities Act of 1933, the Exchange Act, the Access Person Retirement Income Security Act of 1974, rules and regulations adopted by the Securities and Exchange Commission, the Commodity Futures Trading Commission, the National Futures Association, or the Department of Labor, or state broker-dealer or state investment adviser statutes.
R. Regulatory Visits and Press Inquiries.
In the event an individual from any federal, state or self-regulatory organization contacts the Firm (either in writing or by telephone) or arrives for an inspection of the Firm’s principal place of business (or any branch office), the CCO and Kathryn A. Hall or must be notified immediately.
In the event of any inquiry from any member of the press, any and all such inquiries must be referred to the CCO immediately. No employee of the Firm should ever provide any client information to a member of the press.
S. Sanctions.
Upon discovering a violation of this Code, the CCO, in consultation with Kathryn A. Hall may impose such sanctions as he or she deems appropriate, including inter alia, a letter of censure or suspension, a monetary fine, suspension of personal trading privileges for such period as it may deem appropriate, or termination of employment.
Revised July 2007